Mail Stop 0306

March 2, 2005



Mr. William R. Walker
Vice President, Finance and Chief Financial Officer
HI/FN, Inc.
750 University Avenue
Los Gatos, CA  95032

	RE:	HI/FN, Inc.
		Form 10-K for the fiscal year ended September 30, 2004 Form 10-Q for the quarter ended December 31, 2004
      File No. 000-24765

Dear Mr. Walker:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant